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                                    EXHIBIT 21

                          SUBSIDIARIES OF REGISTRANT


              NAME OF SUBSIDIARY                     STATE OF FORMATION

                Bank of Alma                             Michigan
                Firstbank                                Michigan
                1st Bank                                 Michigan
                Bank of Lakeview                         Michigan